AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
QUARTERLY PRICING SUPPLEMENT, DATED JULY 1, 2013,
TO THE PROSPECTUS, DATED MAY 2, 2013

Quarterly Pricing Supplement
(unaudited)

On July 1, 2013, our net asset value (“NAV”) per institutional share is $9.941 and our NAV per retail share is $10.067.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of April 1, 2013:	$11,403,171.36

Net Assets as of July 1, 2013:
Real Estate Properties, at Fair Value	$30,269,999.98
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,134,290.64
Subscriptions Receivable	34,363.72
Prepaid Organizational and Other Costs	4,789,567.17
Total Net Assets	36,228,221.51
Liabilities
Financing	16,434,451.83
Deferred Revenue	123,375.77
Other Liabilities (1)	3,409,818.83
Total liabilities	19,967,646.43
Net Asset Value	$16,260,575.08

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Quarterly Adjustment and Calculation of NAV

Institutional Shares

NAV
Net Asset Value for Institutional shares as of April 1, 2013:	$6,254,058.65 ($9.927)
Share Purchases and Redemptions for the quarter ended January 2, 2013:
Share Purchases	1,313,021.68
Share Redemptions	-
Activity for the quarter ended July 1, 2013: (2)
Accrual of Portfolio Revenue	276,188.94
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(272,013.05)
Accrual of Organizational and Offering Expenses	(8,588.48)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to April 1, 2013	11,569.39
Ending NAV on July 1, 2013 (per institutional share)	$7,574,237.13 ($9.941)

Retail Shares
NAV
Net Asset Value for Retail shares as of April 1, 2013:	$5,149,112.71 ($10.037)
Share Purchases and Redemptions for the quarter ended January 2, 2013:
Share Purchases	3,518,228.57
Share Redemptions	-
Activity for the quarter ended July 1, 2013: (2)
Accrual of Portfolio Revenue	272,751.57
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(257,622.10)
Accrual of Organizational and Offering Expenses	(9,400.01)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to April 1, 2013	13,267.21
Ending NAV on July 1, 2013 (per retail share)	$8,686,337.95 ($10.067)

(2)    The beginning NAV and the quarterly activity have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3)     Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

www.arcdailynav.com - 1.866.532.4743

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
April 2, 2013	$ 9.927	$ 10.037
April 3, 2013	$ 9.927	$ 10.037
April 4, 2013	$ 9.927	$ 10.037
April 5, 2013	$ 9.927	$ 10.038
April 8, 2013	$ 9.927	$ 10.038
April 9, 2013	$ 9.927	$ 10.038
April 10, 2013	$ 9.927	$ 10.039
April 11, 2013	$ 9.927	$ 10.039
April 12, 2013	$ 9.927	$ 10.039
April 15, 2013	$ 9.927	$ 10.039
April 16, 2013	$ 9.927	$ 10.040
April 17, 2013	$ 9.927	$ 10.040
April 18, 2013	$ 9.927	$ 10.041
April 19, 2013	$ 9.927	$ 10.041
April 22, 2013	$ 9.927	$ 10.042
April 23, 2013	$ 9.927	$ 10.043
April 24, 2013	$ 9.927	$ 10.043
April 25, 2013	$ 9.933	$ 10.043
April 26, 2013	$ 9.933	$ 10.043
April 29, 2013	$ 9.933	$ 10.049
April 30, 2013	$ 9.939	$ 10.049
May 1, 2013	$ 9.939	$ 10.049
May 2, 2013	$ 9.939	$ 10.050
May 3, 2013	$ 9.939	$ 10.050
May 6, 2013	$ 9.939	$ 10.051
May 7, 2013	$ 9.939	$ 10.051
May 8, 2013	$ 9.940	$ 10.051
May 9, 2013	$ 9.940	$ 10.052
May 10, 2013	$ 9.940	$ 10.052
May 13, 2013	$ 9.940	$ 10.052
May 14, 2013	$ 9.940	$ 10.053
May 15, 2013	$ 9.940	$ 10.053
May 16, 2013	$ 9.940	$ 10.053
May 17, 2013	$ 9.940	$ 10.053
May 20, 2013	$ 9.940	$ 10.053
May 21, 2013	$ 9.940	$ 10.053
May 22, 2013	$ 9.940	$ 10.054
May 23, 2013	$ 9.940	$ 10.054
May 24, 2013	$ 9.940	$ 10.054
May 28, 2013	$ 9.940	$ 10.055
May 29, 2013	$ 9.940	$ 10.055
May 30, 2013	$ 9.940	$ 10.055
May 31, 2013	$ 9.940	$ 10.055
June 3, 2013	$ 9.940	$ 10.060
June 4, 2013	$ 9.940	$ 10.060
June 5, 2013	$ 9.940	$ 10.060
June 6, 2013	$ 9.940	$ 10.061
June 7, 2013	$ 9.940	$ 10.061
June 10, 2013	$ 9.941	$ 10.062
June 11, 2013	$ 9.941	$ 10.062
June 12, 2013	$ 9.941	$ 10.062
June 13, 2013	$ 9.941	$ 10.063
June 14, 2013	$ 9.941	$ 10.063
June 17, 2013	$ 9.941	$ 10.064
June 18, 2013	$ 9.941	$ 10.064
June 19, 2013	$ 9.941	$ 10.064
June 20, 2013	$ 9.941	$ 10.064
June 21, 2013	$ 9.941	$ 10.065
June 24, 2013	$ 9.941	$ 10.065
June 25, 2013	$ 9.941	$ 10.065
June 26, 2013	$ 9.941	$ 10.066
June 27, 2013	$ 9.941	$ 10.066
June 28, 2013	$ 9.941	$ 10.066
July 1, 2013	$ 9.941	$ 10.067

www.arcdailynav.com - 1.866.532.4743